Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into in Quebec City as of this 1st day of October, 2023

BETWEEN:	LEDDARTECH INC., a legally constituted corporation having its head office at 4535 Wilfrid-Hamel Boulevard, #240, Québec City, Québec G1P 2J7;

(hereinafter referred to as the “Corporation”)

AND:	FRANTZ SAINTELLEMY, a business executive residing and domiciled at 120, Les Érables, Laval, Québec, H7R 1A4;

(hereinafter referred to as the “Executive”)

WHEREAS the Executive is currently the President and Chief of Operations of the Corporation and has been employed by the Corporation since October 16, 2017;

WHEREAS the Corporation wishes to continue to retain the services of the Executive to fill the position of President & Chief Executive Officer (CEO) and the Executive is interested in so doing, all in accordance with the terms and conditions set out herein;

WHEREAS the Executive’s position will be based at the head office of the Corporation and in Montreal;

WHEREAS the parties hereto wish to set out the nature and conditions of such employment; and

WHEREAS the Executive has had the opportunity to review this Agreement with counsel, if he desired, prior to agreeing to the terms of this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Preamble

1.1	The preamble hereto forms an integral part of this Agreement.

2.	Nature of Services

2.1	The Corporation hereby engages the personal and exclusive services of the Executive, who accepts, to fill the position of President & Chief Executive Officer (CEO).

2.2	For so long as the Executive serves as President and Chief Executive Officer of the Corporation, he shall be nominated for election as a director at each annual or special meeting of the shareholders of the Corporation in which directors are to be elected by the shareholders of the Corporation.

3.	Duties

3.1	The Executive agrees to carry out all tasks, duties and responsibilities normally related to his position, and any other task and duty not inconsistent with his position which may be assigned to him from time to time by the board of directors of the Corporation (the “Board”), or such other member of the Board as may be designated by the Board. Without limiting the generality of the foregoing, the Executive’s tasks, duties and responsibilities are described in Appendix A and include any related task deemed necessary for the success of the Corporation’s various projects and its sound management as well as those that may be determined from time to time by the Corporation and are consistent with the Executive’s role (the “Duties”).

3.2	The Executive agrees to make every effort to fully and diligently carry out his Duties; the Executive further agrees to faithfully advance the interests of the Corporation and to exclusively devote his time and energy thereto, except as may otherwise be agreed to in writing by the Corporation.

3.3	For the duration of the Agreement, the Executive acknowledges and agrees that he shall provide services to the Corporation under this Agreement on a full-time basis. Notwithstanding the preceding sentence, the Executive may assume other consulting, advisory or directorship responsibilities for third parties with the prior written consent of the Chairman of the Board, which consent shall not be unreasonably withheld, provided that such responsibilities do not and will not conflict or unreasonably interfere with the performance of his responsibilities to the Corporation. The Executive confirms that at the time of this Agreement, his outside commitments are limited to the three (3) engagements listed in Appendix B and the Corporation agrees that the Board has consented to such engagements. The Executive undertakes to restrict his external engagements to no more than three (3) with equivalent or less time demanding requirements as the engagements listed in Appendix B, each of which must be approved by the Board.

3.4	The Executive shall be employed as President & CEO by the Corporation for an indefinite period commencing on the closing date of the business combination agreement dated June 12, 2023 (the “BCA”) that has been entered into between the Corporation and Prospector Capital Corp. (the “Effective Date”) and will report to the Board and shall collaborate with the direction of the Board for the general orientations and strategic matters.

4.	Compensation

4.1	As consideration for the performance of the Duties pursuant to this Agreement, the Corporation shall pay the Executive the following gross base salary (the “Base Salary”), from which all applicable tax deductions shall be withheld, namely:

4.1.1	For the period from October 1st, 2023 to September 30th, 2024, inclusively, an annual base salary of $475,000, payable bi-weekly in accordance with the Corporation’s pay policy.

4.1.2	For subsequent years, the parties agree to review and, if appropriate, renegotiate the Executive’s base salary in good faith. This review will be based in particular on achievement by the Executive of the objectives determined by the Corporation as well as on its financial situation.

5.	Performance Cash Bonus

5.1	Subject to the approval of the Board, the Executive shall be entitled to receive an annual performance cash bonus (the “Bonus”). The target amount of the Bonus will be 100% of the Base Salary, if earned, and will be determined based on the Executive’s achievement of the objectives set by the Board.

5.2	The Executive shall, subject to the approval of the Board, be granted such number of stock options as is equal to 3.0% of the aggregate number of shares of LeddarTech Holdings Inc. immediately after the closing of the BCA (the “Options”) in accordance with the LeddarTech Holdings Inc. Omnibus Incentive Plan to be adopted concurrently with the closing of the BCA (as the same may be amended from time to time, the “LTIP”), a copy of which is appended to the BCA and has been provided to the Executive, exercisable at a strike price that shall be determined by the Board at the time of the grant, and the terms of an Option Agreement (as such term is defined in the LTIP).

5.2.1	The Options shall vest as to twenty-five percent (25%) of the total amount upon the first anniversary of the grant date and thereafter ratably on a monthly basis for the remaining three (3) years. For clarity, the total vesting period is four (4) years.

5.3	The Executive shall, subject to the approval of the Board, be granted such number of Restricted Share Units as is equal to 1.625% of the aggregate number of shares of LeddarTech Holdings Inc. immediately after the closing of the BCA (“RSUs”) in accordance with the LTIP and the terms of a RSU Agreement (as such term is defined in the LTIP).

5.3.1	0.375% of the 1.625% of such RSUs shall have time-based vesting and shall vest as to one-third (1/3) of the total amount upon each of the first, second and third anniversaries of the grant date.

5.3.2	the remaining 1.25% of the 1.625% of such RSUs will have both the time- based vesting terms and shall vest as to twenty-five percent (25%) of the total amount upon each of the first, second, third and forth anniversaries of the grant date and performance-based vesting, tied to the satisfaction of the following criteria: (i) 60% if the Corporation enters into, within 2-years after grant, its first customer contract with an original equipment manufacturer (“OEM”) (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Corporation for an OEM series production that will create at least 150,000 units a year in volume for its fusion and perception products and (ii) 40% if the Corporation, within 4-years after grant, (a) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements. Such performance-based RSUs (referred to in this Agreement as “PSUs”) may be earned for each goal at any point during the defined performance period for such goal, with shares that have already satisfied the time-vesting criteria immediately vesting and unvested shares “banked” until the next time-based vesting event. For example: if first goal is achieved at the end of year 2, 50% of the PSUs earned for achieving goal 1 would immediately vest (i.e., the portion eligible to vest on the first and second anniversaries of grant once the performance goal is satisfied), then 25% of the remainder would vest on each of the third and fourth anniversaries of grant. No PSUs vest if goals are not achieved.

5.3.3	The RSUs and PSUs, upon full vesting (as the case may be) shall be settled by the delivery to the Executive of treasury shares of the Corporation in accordance with the LTIP.

5.3.4	In the event of a Change of Control (as such term is defined in the LTIP) and notwithstanding any provision to the contrary in the LTIP, the performance-based milestones for the PSUs set out in section 5.3.2 or in the Grant Agreement (as such term is defined in the LTIP), as the case may be, will be deemed satisfied. Such PSUs will remain subject to the time-based vesting requirements set out in section 5.3.1 or in the Grant Agreement, as the case may be.

5.4	For the avoidance of doubt, the awards granted pursuant to sections 5.2 and 5.3 are a one-time grant. Any subsequent grants (if any) shall be at the discretion of the Board and shall be evidenced by a written agreement, as the case may be. The Executive will become eligible for additional equity grants on October 1, 2025.

6.	Other Benefits

6.1	The Executive is eligible to participate in the benefit plan applicable to all employees of the Corporation, in accordance with plan terms and conditions, as amended from time to time.

6.2	The Executive is entitled to five (5) weeks of paid vacation annually, accrued according to the number of days worked in the entitlement year. The timing of such vacation shall be determined by mutual agreement between the Executive and the Chairman of the Board and by taking into consideration the Executive’s preference and the Corporation’s operating needs. It is understood and agreed that no more than fifteen (15) days can be taken consecutively unless agreed with the Chairman of the Board.

6.3	The Executive shall also be entitled to four (4) additional paid days off, as applicable, being the business days between December 26 and 31 of each year during which the Corporation’s offices are closed.

6.4	The Corporation agrees to reimburse the Executive, upon presentation of supporting documents, for all reasonable expenses incurred in the performance of the Duties, in accordance with the Corporation’s policies in effect.

7.	Confidentiality

7.1	The Executive expressly agrees and undertakes, for as long as he shall be employed by the Corporation and at any time after termination of employment, not to divulge, publish or otherwise disclose to any person, and not to use, except for the purpose of his employment with the Corporation, any information relating to:

7.1.1	the affairs of the Corporation, including, without limiting the generality of the foregoing, any information relating to the financial situation, clients or contracts of the Corporation, regardless of how such information was obtained and the purpose for which it is disclosed;

7.1.2	any intellectual property belonging to the Corporation, including, without limiting the generality of the foregoing, any information which is subject to, or which may be subject to, copyright, patent, trademark, trade secret or registered industrial design;

7.1.3	any idea, invention or discovery belonging to the Corporation;

7.1.4	any software belonging to the Corporation, including any documentation, content and trade secret of the Corporation; or

7.1.5	any information belonging to any of the companies, businesses or persons with which the Corporation has dealings or does business.

8.	Intellectual Property

8.1	The Executive agrees that any work product produced in connection with his employment for the Corporation, including any documents produced or used to perform such work (and the information contained therein), shall be the property of the Corporation, and the Executive agrees to surrender to the Corporation, at the end of his employment, where applicable, any such documents in his possession at that time.

8.2	In consideration for his employment, the Executive hereby assigns and transfers to the Corporation or any such other person or entity as it may designate, all its rights, titles or interests without any restriction, in any product of work created in the context of his work, individually or with others, including without limitation, any invention, discovery, idea, improvement, development, work, computer program or source code, as may be subject or not to any intellectual property right, (the “Creations”).

8.3	The Executive waives all moral rights and drag-along rights he may hold in the Creations produced by him, including, but not limited to, the moral rights as per the Copyright Act (Canada), to the extent that he may waive such rights.

8.4	The Executive agrees to inform the Corporation, as soon as he produces a Creation and agrees to promptly communicate any information relevant thereto and agrees not to disclose to any other person any information relating to such Creation, unless prior written approval is obtained from the Corporation.

8.5	The Executive represents and warrants to the Corporation that any Creation made by him shall be original and, to the best of his knowledge, shall not affect any right of any kind whatsoever of any physical or legal person.

8.6	The Executive agrees that the Corporation may, in its sole discretion, take or cause to be taken all necessary steps to protect its intellectual property rights, including the steps required for obtaining, maintaining and enforcing patents and using any other means to protect intellectual property rights and to cooperate fully with the Corporation in this respect.

8.7	The Executive agrees to complete and sign without delay, at the Corporation’s request, any document necessary or useful to establish and give effect to the preceding paragraphs.

9.	Non-Competition and Non-Solicitation

9.1	The Executive agrees, for the entire duration of his employment with the Corporation and for a period of twelve (12) months from the date on which he ceases to be employed by the Corporation, not to, for him or another person, directly or indirectly, in any capacity whatsoever, including, without limitation, as a shareholder, director, partner, consultant, employer, employee, principal, agent, representative, franchisee, franchisor, distributor, advisor, lender or guarantor, perform the same or similar duties or activities, in whole or in part, to those carried out by the Corporation as at the date of termination of his employment. As at the date hereof, the Corporation’s activities include the design, production, sale and distribution of sensor fusion and perception software solutions for ADAS and autonomous driving, in the automotive and industrial markets. The following territories shall be covered by this clause: the United States, Canada, the member countries of the European Union and of the European Free Trade Association, Israel, Japan, Korea, India as well as Greater China, comprising the People’s Republic of China (including Special Administrative Regions of Hong Kong and Macau) and the Republic of China (Taiwan).

9.2	The Executive agrees, for the entire duration of his employment with the Corporation and for a period of twelve (12) months from the date on which he ceases to be employed by the Corporation, not to, for himself or any other person, directly or indirectly, in any capacity whatsoever, including, but not limited to, as shareholder, director, partner, consultant, employer, executive, principal, agent, mandator, mandatary, franchisee, franchisor, distributor, advisor, lender or guarantor, solicit the Corporation’s customers and employees, or permit the use of his name to solicit the Corporation’s customers or employees and to do nothing to convince or cause any person to decide to terminate its business relations with the Corporation in relation to the business area set out in section 9.1 above.

9.3	The Executive acknowledges that the undertakings set out in this section are reasonable in the circumstances and are necessary to protect the competitive position of the Corporation.

10.	Non-Disparagement

10.1	The Executive shall not make any public statements that disparage the Corporation, their respective subsidiaries, affiliates, employees, officers, directors, products or services. Nor shall the executives and members of the Board (or similar governing body) of the Corporation make any public statements that disparage the Executive or his family. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this section 10.

10.2	The provisions of this section 10 shall survive the termination of the Executive’s employment for any reason.

11.	Term

11.1	This Agreement is granted for an indeterminate period beginning on the Effective Date and ending in accordance with the provisions of this employment Agreement.

12.	Termination

12.1	This Agreement shall be terminated:

12.1.1	by written consent of the parties;

12.1.2	by the resignation of the Executive from his duties, with the Executive undertaking in such circumstances to send a written notice of his resignation to the Corporation at least three (3) months before the effective date of such resignation; the Executive acknowledges the right of the Corporation to waive the notice period in whole or in part and to indemnify the Executive for the unexpired period of the notice;

12.1.3	by the dismissal of the Executive from his duties without notice or pay in lieu of notice for a serious reason, including but not limited to, theft, fraud, unethical conduct, a material breach of any of the essential conditions or provisions of this Agreement and any other action or behaviour that could or would constitute a serious reason within the meaning of article 2094 of the Civil Code of Quebec;

12.1.4	at the Corporation’s option and for reasons other than those set out in section 12.1.3, by giving the Executive a period of notice of twelve (12) months or pay (including all benefits associated with this Agreement) in lieu of such notice in accordance with applicable law in exchange for a full and final release and discharge of any claim arising from the termination of his employment, whether by way of notice, severance pay, notice of termination, damages or by any other means;

12.1.5	by the death of the Executive; or

12.1.6	in the event that the Executive remains subject to a protection plan established by law for more than one hundred and eighty (180) consecutive days or, if the Executive is subject to one or more disabilities, established by medical assessment, where such disabilities render him unable to perform his duties in the usual manner, for various periods totalling twelve (12) months over a period of thirty-six (36) months; the Executive agrees, at the written request of the Corporation, to undergo any medical examination required for the establishment of such medical assessments; in the event that the Executive neglects, omits or refuses to undergo such medical examination within a reasonable period of time following such written request, the Executive shall then be deemed to be disabled for the purposes of this Agreement.

12.2	In the event of termination of this Agreement by the Corporation pursuant to section 12.1.4, the Executive shall be entitled to receive access to an executive recruiting services firm to assist with replacement services and the Corporation will pay or reimburse the reasonable costs of such services.

12.3	In the event of termination of this Agreement by the Corporation pursuant to section 12.1.4 or by the Executive for Good Reason (as such term is defined hereafter), in either case within a period of: (i) ninety (90) days before, or (ii) twelve (12) months following, a Change of Control, any unvested Options, RSUs and PSUs held by the Executive pursuant to the LTIP shall vest and become immediately exercisable subject to and in accordance with the LTIP and the relevant Grant Agreement. In the case of the Options, such Options shall be exercisable within the earlier of ninety (90) days after the Termination Date (as such term is defined in the LTIP) and the expiry date of the Options set forth in the Grant Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent: (i) a material diminution, through one or more changes, in Executive’s employment duties, responsibilities and authority, measured in the aggregate; (ii) a material reduction in Executive’s Base Salary and Bonus, except for a reduction in connection with a contemporaneous reduction in the salary and bonus paid to other senior executives of the Corporation; or (iii) a relocation of Executive’s principal workplace to a location more than forty (40) kilometers from its location as of the date hereof; provided, that Executive provides notice of such circumstances in (i), (ii) or (iii) to the Board within thirty (30) days of such circumstances’ occurrence, the Corporation fails to cure such circumstances within thirty (30) days of receipt of such notice and Executive resigns within thirty (30) days following the end of the Corporation’s cure period.

12.4	Notwithstanding the termination of this Agreement, the provisions of sections 7, 8 and 9 shall remain in force and have full force and effect.

13.	Miscellaneous

13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein, without regards to conflicts of laws principles thereof, and jurisdiction shall be vested in the competent courts of the judicial district of Québec City.

13.2	Severability. In the event that any one or more of the provisions of this Agreement, for any reason whatsoever, shall be or become invalid, illegal or unenforceable in any respect or shall be declared null or void, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby and shall remain in force as if the Agreement had been signed without the invalid provision.

13.3	Entire Agreement/Amendments. This Agreement contains the entire and sole statement of the agreement between the parties with respect to the employment of the Executive by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13.4	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.5	Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Corporation to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Corporation. Upon such assignment, the rights and obligations of the Corporation hereunder shall become the rights and obligations of such affiliate or successor person or entity.

13.6	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

14.	Agreement Date

14.1	Notwithstanding the date of signing hereof, this Agreement shall attest to an agreement effective on Effective Date.

15.	Executive Representation

15.1	The Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

16.	Prior Agreements

16.1	This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Corporation and/or its affiliates regarding the terms and conditions of the Executive’s employment with the Corporation and/or its affiliate.

17.	Cooperation

17.1	Upon reasonable advance notice (which, following termination of this Agreement, shall include due regard for the Executive’s subsequent employment obligations), the Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, at a reasonable hourly rate to be agreed to by the parties. This provision shall survive any termination of this Agreement. The Corporation will reimburse the Executive for reasonable out-of-pocket travel costs and expenses incurred by him as a result of providing such requested cooperation, subject to the Executive’s substantiation of such expenses.

18.	Withholding Taxes and Deductions

18.1	The Corporation may withhold from any amounts payable under this Agreement such provincial and federal taxes and deductions as may be required to be withheld pursuant to any applicable law or regulation.

19.	Currency

19.1	All dollar amounts in this Agreement refer to Canadian currency.

20.	Language

20.1	The Executive declares having had received a French version of this Agreement, having elected to be bound by this English version of this Agreement and agrees that all correspondence and all documentation in respect thereof relating to this Agreement be written in the English language. Le cadre supérieur déclare avoir reçu une version française de la présente entente, qu’il a choisi d’être lié par la version anglaise de cette entente puis accepté que toute la correspondance et la documentation relative à cette entente soient rédigées en langue anglaise.

21.	Counterpart

21.1	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Québec City, Québec as of the date first abovewritten.

LEDDARTECH INC.

Per:	/s/ Charles Boulanger
Charles Boulanger

I have the authority to bind the Corporation

ACKNOWLEDGEMENT

I acknowledge that I have received a copy of this Agreement. I freely agree to this Agreement with a free and enlightened consent after pursuing fair negotiations. I also declare having had the opportunity of consulting independent legal counsel and having received a full explanation of the terms, conditions, and consequences of the present Agreement, and further declare being satisfied with and having understood same.

It is my express wish, as per my free and fair negotiations with the Corporation, that the present Agreement be drafted exclusively in the English language. Il est de ma volonté expresse, conformément à mes négociations libres et justes avec la société, que le présent contrat soit rédigé exclusivement dans la langue anglaise.

/s/ Frantz Saintellemy
FRANTZ SAINTELLEMY

APPENDIX A

Job Description – President & Chief Executive Officer

The CEO provides effective leadership and vision for the Corporation to grow value responsibly, in a commercial, profitable and sustainable manner. The CEO sets the ‘tone’ for Management to foster ethical and responsible decision making, appropriate management and best-in-class corporate practices. His primary objective is to achieve the budgeted customer design wins, revenue, margin and profitability measures as laid out in the Corporation’s budgets as approved by the Board, so as to enable a satisfactory and sustainable return to shareholders and provide the resources to implement the strategic plan as approved by the Board.

Core Responsibilities

1.	Leadership

●	Working with the Chairman and Board to ensure the Corporation’s operations are conducted in a best-in-class manner and that the Corporation has strong, productive relationships with shareholders and other stakeholders.

●	Provide leadership in setting the Mission, Vision, Principles, Values, and the Corporation’s Annual Operating Plan, in conjunction with the Chairman and the Board .

●	Lead the Corporation’s business growth in a profitable and sustainable manner through resourceful people, capitalizing on superior assets and innovation and operating in a socially responsible manner.

2.	Strategic Planning

●	Together with the Chairman and Board, development of a Strategic Plan for the Corporation to maximize its shareholders’ value.

●	Ensure the implementation of the Strategic Plan.

●	Report to the Chairman and Board in a timely manner on material deviations from the Strategic Plan or any parameters established by the Board.

3.	Business Management

●	Provide general supervision and management of the Corporation’s day-to-day affairs within the guidelines established by the Chairman and Board, consistent with decisions requiring prior approval of the Board and the Board’s expectations of Management.

●	Ensure the development of an Annual Operating Plan including business plans, operational requirements, organisational structure, staffing and budgets that support the Strategy. With the support of the Chairman, recommend the Annual Operating Plan to the Board for review and approval.

●	Ensure the implementation of the Annual Operating Plan and direct and monitor the Corporation’s activities and resources, consistent with the strategic direction, financial limits and operating objectives approved by the Board.

●	Approve commitments within the limits of delegated approval authorities.

4.	Organizational Effectiveness

●	Develop a strong & performing organisation with the right people in the right positions.

●	Together with the Chairman and the Board, ensure that the Corporation has an effective senior Management team below the level of the CEO.

●	Ensure that the Chairman and Board has regular exposure to senior Management team members, and that there exists an effective plan of succession and development for the CEO and senior Management.

●	Effectively manage the human resources of the organisation according to authorised personnel policies and procedures that fully conform to current laws and regulations and ensures the Corporation operates with high staff morale.

●	Recommend appointments to senior Management, monitor performance of senior Management and provide feedback and training as appropriate.

5.	Governance

●	Communicate in a timely fashion with the Chairman and Board on material matters affecting the Corporation.

●	Comply with all reasonable and lawful directions and policies received from the Board and Chairman.

●	With the support of the Chairman, provide the Board assurance that the proper systems are in place to identify and manage business risks and that such risks are acceptable to the Corporation and are within the guidelines established by the Board.

●	Ensure Directors are provided with information necessary to fulfil their responsibilities and statutory obligations.

6.	Risk Management

●	Ensure the accuracy, completeness, integrity and appropriate disclosure of the Corporation’s financial statements and other financial information through appropriate policies and procedures.

●	Establish and maintain the Corporation’s disclosure controls and procedures through appropriate policies and procedures.

●	Establish and maintain the Corporation’s internal controls over financial reporting through appropriate policies and procedures.

●	Ensure that the Corporation has complied with all regulatory requirements for the Corporation’s financial information, reporting, disclosure requirements and internal controls over financial reporting.

●	Provide required regulatory certifications regarding the Corporation and its activities.

●	Ensure appropriate Corporation policies and procedures are developed, maintained and disclosed.

APPENDIX B

Outside Commitments

●	University of Montreal – Chancellor & Chair of the Board of Governors (average of approx. 15 hours per quarter)

●	Groupe 3737 – Director (average of approx. 5 hours per quarter)

●	TBD (subject to approval of the Board) – industry-related commitment